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                                                        [HARTFORD LIFE]



April 9, 2001

                                                         JAMES M. HEDREEN
                                                         FSA, MAAA
                                                         Actuary
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
(Attention:  Filing Room)

RE:      ICMG REGISTERED VARIABLE LIFE SEPARATE ACCOUNT A
         HARTFORD LIFE INSURANCE COMPANY
         POST-EFFECTIVE AMENDMENT NO. 4
         FILE NO. 333-60515

Dear Sir/Madam:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain flexible premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy issued in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Statement of Additional Information included as part of such Form S-6 Registration Statement.

Very truly yours,

/s/ James M. Hedreen

James M. Hedreen, FSA, MAAA